EXHIBIT 99.1

Media Contact: Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record First Quarter 2016 Financial Results
Company Posts 11th Consecutive Quarter of Record Performance

May 4, 2016, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond”, “We” or the “Company”), today announced results for the first quarter ended March 31, 2016.

David F. Palmer, President and Chief Executive Officer, stated, “This quarter marks our eleventh consecutive record quarter. Our emphasis on operational excellence, hospitality, and customer satisfaction enabled us to once again deliver strong financial and operational results. I am very pleased with our performance and confident in our full year guidance, which we are reaffirming today.

While our team continues to focus on driving the growth of our business, our Board continues to pursue the strategic alternatives process we announced on February 24th with the objective of maximizing shareholder value.”

First Quarter 2016 Highlights

•	Total revenue for the first quarter increased $36.3 million, or 18.4%, to $233.8 million, substantially attributable to our “same store” sales locations and managed resorts.

•	Net income for the first quarter increased $8.4 million, or 32.6%, to $34.4 million.

•
Pre-tax income for the first quarter, excluding non-cash stock based compensation and the one-time charge relating to the termination of our service agreements with JHJM in the first quarter of 2015, increased $5.9 million, or 10.4%, to $62.5 million.

•
Adjusted EBITDA increased $26.9 million, or 38.8%, to $96.2 million for the first quarter of 2016. Excluding the one-time charge relating to the termination of our service agreements with JHJM in the first quarter of 2015, Adjusted EBITDA for the first quarter of 2016 would have increased $19.1 million, or 24.7%.

•	For the first quarter, we generated $25.2 million of free cash flow, which reflects, among other things, net cash provided by operations of $42.0 million.

•
In January 2016, we completed the acquisition of the vacation ownership business of Intrawest Resort Club Group from Intrawest Resorts Holdings, Inc. for $84.6 million. This added nine vacation ownership resorts, a portfolio of notes receivable, unsold vacation ownership interests and undeveloped land.

Outlook

For the full year ending December 31, 2016, the Company is re-affirming guidance for its expected operating results.

Guidance	Year Ending December 31, 2016
($ in thousands)	Low	High
Pre-tax income	$228,000	$265,000
Corporate interest expense	$42,000	$40,000
Vacation interests cost of sales (a)	$93,000	$83,000
Depreciation and amortization	$36,000	$34,000
Other non-cash items (b)	$31,000	$28,000

For the year ending December 31, 2016, we anticipate capital expenditures(c) to be between $35.0 million and $40.0 million. In addition, we anticipate ordinary course cash expenditures for the acquisition of inventory to be between $60.0 million and $70.0 million, cash tax payments to be between $20.0 million and $30.0 million, and cash interest payments on corporate facilities to be between $30.0 million and $35.0 million.

In addition, consistent with our capital allocation philosophy, we anticipate investing approximately $29.0 million of our cash to build or acquire newly-constructed inventory to support future growth in our VOI sales and hospitality management businesses.

(a)
In accordance with ASC 978, the Company records Vacation Interests cost of sales using the relative sales value method (see Note 2 - Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in future periods. These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with U.S. GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interests cost of sales. As a result, guidance for Vacation Interests cost of sales (and as a result, pre-tax income) covers a wide range of outcomes and does not impact Adjusted EBITDA.

(b)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(c)
Principally for IT infrastructure and expansion/refurbishment of our sales centers. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

First Quarter Earnings Summary

Hospitality and Management Services

Total management and member services revenue increased $5.5 million, or 13.4%, to $46.1 million for the three months ended March 31, 2016 from $40.6 million for the three months ended March 31, 2015. Management fees increased primarily as a result of the inclusion of the managed resorts from the Gold Key Acquisition for the entirety of the three months ended March 31, 2016 and of the managed resorts from the Intrawest Acquisition since their acquisition at the end of January, as well as increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis from 107 cost-plus management agreements. We also experienced higher revenue from our Club operations due to increased membership dues and higher collection rate for the three months ended March 31, 2016, as compared to the three months ended March 31, 2015.

Management and member services expense decreased $0.5 million, or 5.4%, to $7.6 million for the three months ended March 31, 2016 from $8.1 million for the three months ended March 31, 2015. The decrease in management and member services expense was primarily due to the absorption of certain costs as a result of the addition of new management agreements.

Vacation Interests Sales and Financing

Vacation Interests sales, net, increased $22.8 million, or 18.7%, to $145.4 million for the three months ended March 31, 2016 from $122.6 million for the three months ended March 31, 2015. The increase in Vacation Interests sales, net was attributable to a $30.3 million increase in gross Vacation Interests sales revenue, partially offset by a $7.5 million increase in our provision for uncollectible

Vacation Interests sales revenue. The $30.3 million increase in Vacation Interests sales revenue during the three months ended March 31, 2016 compared to the three months ended March 31, 2015 was generated by sales growth primarily attributable to an increase in tours as well as in our volume per guest ("VPG," which represents Vacation Interests sales revenue divided by the number of tours), and to a lesser extent, the Gold Key Acquisition, as the first calendar quarter of the year is traditionally a low sales season in Virginia Beach, Virginia and Outer Banks, North Carolina. The Intrawest Acquisition, which closed at the end of January, did not have a material impact on Vacation Interests sales revenue for the three months ended March 31, 2016.

The number of tours increased by 9,975, or 22.4%, to 54,456 for the three months ended March 31, 2016 from 44,481 for the three months ended March 31, 2015. Our VOI sales transactions increased by 1,169, or 17.2%, to 7,947 during the three months ended March 31, 2016, compared to 6,778 transactions during the three months ended March 31, 2015, and VOI average sales price per transaction increased by $1,408, or 6.8%, to $22,060 for the three months ended March 31, 2016 from $20,652 for the three months ended March 31, 2015. Our VPG increased by $72, or 2.3%, to $3,219 for the three months ended March 31, 2016 from $3,147 for the three months ended March 31, 2015, as a result of a higher average sales price per transaction. The increase in tours and transactions was primarily attributable to growth in our existing sales locations, as well as the addition of Gold Key and Intrawest sales centers. The increase in average sales price per transaction and higher VPG were due principally to the continued focus on moving customer transactions towards our one-week equivalent sales price and the success of the hospitality driven sales and marketing initiatives, which are based upon the power of vacations for happier and healthier living. Our closing percentage decreased to 14.6% for the three months ended March 31, 2016 from 15.2% for the three months ended March 31, 2015 due to a lower closing percentage at the Gold Key sales centers which have a greater focus on new member acquisition, as tours of non-owners typically exhibit a lower closing percentage than tours of existing owners.

The provision for uncollectible Vacation Interests sales revenue increased $7.5 million to $21.6 million during the three months ended March 31, 2016 from $14.1 million during the three months ended March 31, 2015. The provision for uncollectible Vacation Interests sales as a percentage of gross Vacation Interests sales was 12.9% and 10.3% for the first quarters of 2016 and 2015, respectively as compared to 11.5% for the full year 2015. This increase was primarily due to an increase in Vacation Interests sales and a change in the credit mix of our borrowers in 2016 to a slightly lower average FICO score for loans originated during the period. We provide a reserve for each loan we originate based on, among other things, the FICO score of the borrower. A lower FICO score results in a higher provision for uncollectable accounts associated with such loans. The weighted average FICO credit scores of loans written during the three months ended March 31, 2016 and three months ended March 31, 2015 were 755 and 761, respectively. In addition, a portion of the increase is a result of external parties discouraging certain borrowers from remaining current on their loan payments. We continue to focus on disciplined underwriting and highly qualified borrowers. The allowance for Vacation Interests notes receivable as a percentage of gross Vacation Interests notes receivable decreased 0.8 percentage points to 20.9% for the first quarter of 2016 from 21.7% in the first quarter of 2015.

Advertising, sales and marketing expense for the first quarter of 2016 was $86.7 million compared to $68.5 million in the first quarter of 2015. Advertising, sales and marketing expenses as a percentage of Vacation Interests sales revenue increased 1.8 percentage points to 51.9% from 50.1%. The increase in advertising, sales and marketing expense as a percentage of gross Vacation Interests sales was primarily due to expenses incurred during the quarter in connection with the Diamond Resorts Invitational, a nationally-televised golf and entertainment event that supported our Events of a Lifetime program and generated substantial brand awareness.

Vacation Interests cost of sales increased $8.1 million to $9.2 million for the first quarter of 2016 from $1.1 million for the first quarter of 2015. The increase in cost of sales was primarily due to the change in estimates under the relative sales value method which is affected by various assumptions including the average future selling price per vacation ownership point and average cost per point based on inventory mix; both of these factors resulted in a larger credit to cost of sales for the quarter ended March 31, 2015 as compared to the quarter ended March 31, 2016. Additionally, the 18.7% increase in Vacation Interests sales, net resulted in a $3.0 million increase in the cost of sales for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015. Vacation Interests cost of sales as a percentage of Vacation Interests sales, net increased to 6.4% for the three months ended March 31, 2016 from 0.9% for the three months ended March 31, 2015.

General and Administrative Expense

General and administrative expense of $27.7 million and $32.3 million for the first quarter of 2016 and 2015 included $2.8 million and $2.5 million of non-cash stock-based compensation charges, respectively. Additionally, the first quarter of 2015 included a one-time charge of $7.8 million relating to the termination of the JHJM service agreement. Excluding these charges, general and administrative expense as a percentage of total revenue decreased 0.4 percentage points to 10.7% in the first quarter of 2016 from 11.1% in the first quarter of 2015. The reduction of general and administrative expense as a percentage of total revenue reflects the improved leverage of fixed costs over a higher revenue base. Including these charges, general and administrative expense as a percentage of total revenue was 11.9% in the first quarter of 2016 as compared to 16.3% in the first quarter of 2015.

Pre-tax Income and Net Income

Pre-tax income for the first quarter of 2015 was $58.4 million compared to $45.5 million in the first quarter of 2015 and included non-cash charges of $4.1 million and $3.3 million, respectively, related to stock-based compensation. Additionally, the first quarter of 2015 included a one-time charge of $7.8 million relating to the termination of the JHJM service agreement. Excluding these amounts, pre-tax income in the first quarter of 2016 would have been $62.5 million, an increase of $5.9 million from $56.6 million in first quarter of 2015.

Net income for the first quarter in 2016 and 2015 were inclusive of the non-cash item discussed above. Net income increased $8.4 million to $34.4 million during the period for 2016 from $26.0 million in 2015.

Capital Resources and Liquidity

As of March 31, 2016, the Company had cash and cash equivalents of $228.1 million representing a net decrease of $62.4 million from $290.5 million as of December 31, 2015, reflecting the $84.6 million we expended to complete the acquisition of the vacation ownership business of Intrawest Resort Club Group.

During the quarter ended March 31, 2016 and 2015, we used cash of $9.1 million and $17.4 million, respectively, for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal, title and trust fees and for the construction of VOI inventory (exclusive of inventory acquired in the Intrawest Acquisition).

As more fully described in the Consolidated Statements of Cash Flows, net cash provided by operating activities for the quarter ended March 31, 2016 was $42.0 million and was the result of net income of $34.4 million and non-cash revenues and expenses totaling $51.4 million, offset by other changes in operating assets and liabilities that resulted in a net credit of $43.8 million. Net cash provided by operating activities for the quarter ended March 31, 2015 was $45.1 million and was the result of net income of $26.0 million and non-cash revenues and expenses totaling $41.2 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $22.1 million.

Net cash used in investing activities for the quarter ended March 31, 2016 was $89.4 million, comprised of (i) $84.6 million related to the purchase of assets in connection with the Intrawest Acquisition; and (ii) $4.7 million used to purchase property and equipment, primarily associated with information technology related projects and equipment and renovation projects at certain sales centers. Net cash used in investing activities for the quarter ended March 31, 2015 was $12.9 million, consisting of (i) $9.0 million used to purchase intangible assets, primarily associated with the HM&C transaction, through which the Company acquired intangible assets from our Chairman, Stephen J. Cloobeck and entities previously controlled by Mr. Cloobeck and terminated the service agreement with JHJM; and (ii) $4.2 million used to purchase property and equipment, primarily associated with information technology related projects and equipment and renovation projects at certain sales centers; partially offset by $0.2 million in proceeds from the sale of assets in our European operations.

As more fully described in the Consolidated Statements of Cash Flows, net cash used in financing activities for the quarters ended March 31, 2016 and 2015 was $14.9 million and $88.2 million, respectively. The principal difference between these periods being our decision not to place approximately $65 million in Vacation Interest Notes Receivable in our existing warehouse facilities, which would have generated in excess of $50 million of additional cash during the quarter. With the growth of our Vacation Interest Sales business, we are in the final documentation stages of a new $100 million warehouse conduit facility with a major bank which we anticipate closing in the second quarter.

Intrawest Resort Club Group Acquisition

On January 29, 2016, the Company completed its acquisition of the vacation ownership business of the Intrawest Resort Club Group from Intrawest Resorts Holdings, Inc. The Company acquired management contracts, a portfolio of customer notes receivable which had an outstanding balance as of the purchase date of $22.1 million (net of allowance and discount), of which 89% was less than 60 days past due, unsold vacation ownership interests and four acres of undeveloped land, adding nine additional managed resorts to the Company’s resort network, in exchange for an aggregate purchase price of approximately $84.6 million. We used cash on hand to complete the Intrawest Resort Club Group purchase.

Exploration of Strategic Alternatives

The Board of Directors previously announced that it had formed a Committee of Independent Directors to explore strategic alternatives to maximize shareholder value. That process is continuing.

There is no assurance that this exploration will result in any strategic alternatives being announced or consummated. The Company does not intend to discuss or disclose further developments during this process unless and until the Board has approved a specific action or otherwise determined that further disclosure is appropriate.

First Quarter 2016 Earnings Call

The company will be conducting a conference call to discuss the first quarter financial results at 5:00 p.m. Eastern Time on May 4, 2016, available via webcast on the Company's website at http://investors.diamondresorts.com. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. with conference ID 91624829; please dial in fifteen minutes early to ensure a timely start.

Cautionary Notes Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above, statements related to the Company’s exploration of strategic alternatives (including, without limitation such statements under “Exploration of Strategic Alternatives” above) and other statements regarding the Company’s current expectations, prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental or travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company’s ability to integrate operations and personnel associated with its strategic acquisitions and any related increases in expenses and disruption of the Company’s ongoing business; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections (including by building or acquiring new inventory in reliance upon arrangements with third-party financial sponsors); the market price of the Company's stock prevailing from time to time; alternative uses of cash and investment opportunities pursued by the Company from time to time; the Company’s compliance with the financial and other covenants contained in the credit agreement with respect to the Company’s senior secured credit facility; the Company's ability to sell, securitize or borrow against its consumer loans; changes in the default rates of our consumer loan portfolio; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. With respect to the Company’s exploration of strategic alternatives, there is no assurance that the process will result in any transaction or other action by the Company, that any transaction or other action will be consummated, or that any transaction or other action will maximize stockholder value. Potential risks and uncertainties related to strategic alternatives include, among others, the impact of the announcement of the exploration of strategic alternatives on the Company's business, its financial and operating results and its employees, suppliers and customers (in particular, HOAs and prospective purchasers of vacation ownership interests); factors affecting the feasibility and timing of any transaction or other action, including, without limitation, required third-party consents and regulatory approvals; the ability to identify and close any transaction; and risks related to realization of the expected benefits of any transaction or other action to the Company and its stockholders. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 420 vacation destinations located in 35 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed™.

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 420 managed and affiliated properties and cruise itineraries.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interests cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because the Senior Credit Facility Agreement includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to measures calculated in a manner similar to the calculation of Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with U.S. GAAP with this non-U.S. GAAP measure provides investors with useful information with respect to our liquidity. As of March 31, 2016, all of our subsidiaries were designated as restricted subsidiaries, as defined in the Senior Credit Facility Agreement.
In addition to its application under the Senior Credit Facility Agreement, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies; and (iv) as a factor for determining compensation for certain personnel.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

In this release, we present Adjusted EBITDA excluding the one-time cash charge related to the termination of certain contractual relationships with Mr. Cloobeck because management excludes this charge from its forecasts and evaluation of our operational performance and because we believe that Adjusted EBITDA including this charge is not indicative of our core cash flows or operating results.

The following tables present Adjusted EBITDA, excluding the one-time charge related to the contract termination reconciled to each of (i) our net cash provided by operating activities and (ii) our net income for the periods presented. These tables further reconcile to Free Cash Flow for the periods presented.

We define Free Cash Flow as our Adjusted EBITDA, as further adjusted for: (i) cash interest paid on corporate indebtedness; (ii) impact of receivables financing; (iii) cash spent for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal and title and trust fees; (iv) cash spent for corporate capital expenditures; and (v) other changes in net working capital. In arriving at Free Cash Flow, we also adjust for certain net changes in working capital.

We believe that Free Cash Flow is an important measure of our operating performance and, more specifically, that our presentation of Free Cash Flow provides useful information regarding our generation of cash from our operations and our ability to execute our business and growth strategies (including potential strategic transactions) from a financial perspective. Free Cash Flow is incorporated into the factors used to determine compensation for certain of our employees.

	(In thousands)
	(Unaudited)
	Quarter Ended March 31,
	2016	2015
Net cash provided by operating activities	$42,019	$45,060
Provision for income taxes	23,947	19,525
Provision for uncollectible Vacation Interests sales revenue (a)	(21,559)	(14,096)
Amortization of capitalized financing costs and original issue discounts (a)	(2,027)	(1,402)
Deferred income taxes (b)	(8,940)	(10,822)
Excess tax benefits from stock-based compensation (c)	—	375
Loss on foreign currency (d)	(349)	(98)
Gain on Vacation Interests notes receivable purchase (a)	107	96
Unrealized loss on derivative instruments (e)	(131)	(258)
Unrealized loss on post-retirement benefit plan (f)	—	(43)
Loss on investment in joint venture (a)	(123)	—
Corporate interest expense (g)	10,218	7,686
Change in operating assets and liabilities excluding acquisitions (h)	43,770	22,122
Vacation Interests cost of sales (i)	9,242	1,138
Adjusted EBITDA - Consolidated	96,174	69,283
One-time charge related to the contract termination (j)	—	7,830
Adjusted EBITDA excluding the one-time charge related to the contract termination	96,174	77,113
Less: One-time charge related to the contract termination (j)	—	(7,830)
Cash interest paid on corporate indebtedness (k)	(8,060)	(6,094)
Impact of receivables financing (l)	(38,147)	(4,956)
Cash spent on inventory purchases (m)	(7,982)	(15,536)
Cash spent on corporate capital expenditures (n)	(4,732)	(4,160)
Other changes in working capital, net (o)	(12,069)	(2,306)
Free Cash Flow	$25,184	$36,231
Common shares outstanding - as of the respective quarter end	69,712	73,323

(a)	Represents non-cash charge or gain.

(b)	Represents the deferred income tax liability, primarily related to current favorable tax laws regarding recognition of income from financed Vacation Interests sales and the utilization of our NOLs

(c)	Represents the amount of excess tax benefit that arises when stock-based compensation recognized on our tax return exceeds stock-based compensation recognized in our condensed consolidated statement of income and comprehensive income (loss).

(d)
Represents net realized loss on foreign exchange transactions settled at unfavorable exchange rates and unrealized net loss resulting from the devaluation of foreign currency-denominated assets and liabilities.

(e)	Represents the effects of the changes in mark-to-market valuations of derivative assets and liabilities.

(f)
Represents unrealized loss on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten; this plan was deconsolidated during the quarter ended September 30, 2015.

(g)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness that is secured by our VOI consumer loans and is included in Adjusted EBITDA.

(h)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interests cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(i)
We record Vacation Interests cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(j)	Represents a one-time cash charge related to the termination of certain contractual relationships with Mr. Cloobeck.

(k)	Represents cash interest paid on corporate indebtedness.

(l)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, Vacation Interests notes receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(m)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(n)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(o)	Represents net changes in other working capital items not specifically mentioned above. Working capital items are primarily timing differences and may vary significantly from period to period.

	(In thousands)
	(Unaudited)
	Quarter Ended March 31,
	2016	2015
Net income	$34,433	$25,975
Plus: Corporate interest expense (a)	10,218	7,686
Provision for income taxes	23,947	19,525
Depreciation and amortization (b)	10,560	8,640
Vacation Interests cost of sales (c)	9,242	1,138
Impairments and other non-cash write-offs (b)	—	5
Gain on disposal of assets (b)	(318)	(34)
Amortization of loan origination costs (b)	3,923	3,042
Amortization of net portfolio premiums (b)	20	11
Stock-based compensation (d)	4,149	3,295
Adjusted EBITDA - Consolidated	96,174	69,283
One-time charge related to the contract termination (e)	—	7,830
Adjusted EBITDA excluding the one-time charge related to the contract termination	96,174	77,113
Less: One-time charge related to the contract termination (e)	—	(7,830)
Cash interest paid on corporate indebtedness (f)	(8,060)	(6,094)
Impact of receivables financing (g)	(38,147)	(4,956)
Cash spent on inventory purchases (h)	(7,982)	(15,536)
Cash spent on corporate capital expenditures (i)	(4,732)	(4,160)
Other changes in working capital, net (j)	(12,069)	(2,306)
Free Cash Flow	$25,184	$36,231
Common shares outstanding - as of the respective quarter end	69,712	73,323

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interests cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)	Represents the non-cash charge related to stock-based compensation expense.

(e)	Represents a one-time cash charge related to the termination of certain contractual relationships with Mr. Cloobeck.

(f)	Represents cash interest paid on corporate indebtedness.

(g)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, Vacation Interests notes receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(h)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(i)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(j)	Represents net changes in other working capital items not specifically mentioned above. Working capital items are primarily timing differences and may vary significantly from period to period.

The following tables present a reconciliation of (i) general and administrative expense as reported to general and administrative expense, excluding non-cash stock-based compensation and the one-time cash charge related to the contract termination referenced above; and (ii) income before provision for income taxes to income before provision for income taxes, excluding non-cash stock-based compensation and the one-time cash charge related to the contract termination. We exclude these non-cash and one-time items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the U.S. GAAP measures including these items are not indicative of our core operating results.

	($ in thousands)
	(Unaudited)
	Quarter Ended March 31,
	2016	2015
General and administrative expense	$27,723	$32,256
Less: Stock-based compensation	(2,821)	(2,514)
Less: One-time cash charge related to the contract termination	—	(7,830)
General and administrative expense after excluding stock-based compensation and one-time cash charge related to the contract termination	$24,902	$21,912

	($ in thousands)
	(Unaudited)
	Quarter Ended March 31,
	2016	2015
Income before provision for income taxes	$58,380	$45,500
Stock-based compensation	4,149	3,295
One-time cash charge related to the contract termination	—	7,830
Income before provision for income taxes after excluding stock-based compensation and one-time cash charge related to the contract termination	$62,529	$56,625

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Diamond Collections, revenue from its operations of the Clubs and the provision of other services; and (ii) Vacation Interests Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of income and comprehensive income fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items

(principally corporate interest expense, depreciation and amortization and provision for income taxes) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF INCOME BY BUSINESS SEGMENT
For the Quarters Ended March 31, 2016 and 2015
(In thousands)
(Unaudited)

	Quarter Ended March 31, 2016				Quarter Ended March 31, 2015
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$46,096	$—	$—	$46,096	$40,639	$—	$—	$40,639
Consolidated resort operations	4,475	—	—	4,475	3,209	—	—	3,209
Vacation Interests sales, net of provision of $0, $21,559,$0, $21,559, $0, $14,096, $0 and $14,096, respectively	—	145,448	—	145,448	—	122,566	—	122,566
Interest	—	22,187	326	22,513	—	18,416	386	18,802
Other	1,839	13,425	—	15,264	1,893	10,411	—	12,304
Total revenues	52,410	181,060	326	233,796	45,741	151,393	386	197,520
Costs and Expenses:
Management and member services	7,645	—	—	7,645	8,081	—	—	8,081
Consolidated resort operations	3,782	—	—	3,782	3,701	—	—	3,701
Vacation Interests cost of sales	—	9,242	—	9,242	—	1,138	—	1,138
Advertising, sales and marketing	—	86,725	—	86,725	—	68,513	—	68,513
Vacation Interests carrying cost, net	—	5,114	—	5,114	—	10,368	—	10,368
Loan portfolio	431	3,450	—	3,881	334	2,403	—	2,737
Other operating	15	5,981	—	5,996	—	5,011	—	5,011
General and administrative	—	—	27,723	27,723	—	—	32,256	32,256
Depreciation and amortization	—	—	10,560	10,560	—	—	8,640	8,640
Interest expense	—	4,848	10,218	15,066	—	3,918	7,686	11,604
Impairments and other write-offs	—	—	—	—	—	—	5	5
Gain on disposal of assets	—	—	(318)	(318)	—	—	(34)	(34)
Total costs and expenses	11,873	115,360	48,183	175,416	12,116	91,351	48,553	152,020
Income (loss) before provision for income taxes	$40,537	$65,700	$(47,857)	58,380	$33,625	$60,042	$(48,167)	45,500
Provision for income taxes	—	—	23,947	23,947	—	—	19,525	19,525
Net income	$40,537	$65,700	$(71,804)	$34,433	$33,625	$60,042	$(67,692)	$25,975

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of March 31, 2016 and December 31, 2015
(In thousands, except share data)

	March 31, 2016 (Unaudited)	December 31, 2015 (Audited)
Assets:
Cash and cash equivalents	$228,146	$290,510
Cash in escrow and restricted cash	80,591	98,295
Vacation Interests notes receivable, net of allowance of $168,998 and $165,331, respectively	657,469	622,607
Due from related parties, net	41,653	42,435
Other receivables, net	37,969	55,786
Income tax receivable	5	147
Deferred tax asset	480	577
Prepaid expenses and other assets, net	177,748	76,454
Unsold Vacation Interests, net	367,681	358,278
Property and equipment, net	102,878	95,361
Assets held for sale	1,544	1,672
Goodwill	129,103	104,521
Intangible assets, net	243,640	222,190
Total assets	$2,068,907	$1,968,833

Liabilities and Stockholders' Equity:
Accounts payable	$20,852	$15,144
Due to related parties, net	112,497	54,778
Accrued liabilities	220,086	221,662
Income taxes payable	7,557	346
Deferred income taxes	106,103	92,829
Deferred revenues	120,035	119,720
Senior Credit Facility, net of unamortized original issue discount of $4,548 and $4,735, respectively, and debt issuance cost of $11,334 and $11,515, respectively	558,784	558,416
Securitization notes and Funding Facilities, net of unamortized original issue discount of $92 and $103, respectively, and debt issuance costs of $11,846 and $12,678, respectively	601,017	630,080
Derivative liabilities	277	146
Notes payable	11,939	4,750
Total liabilities	1,759,147	1,697,871

Stockholders' equity:
Common stock $0.01 par value per share; authorized - 250,000,000 shares, issued - 71,934,002 and 71,928,002 shares, respectively	719	719
Preferred stock $0.01 par value per share; authorized 5,000,000 shares	—	—
Additional paid in capital	385,708	381,475
Retained earnings (accumulated deficit)	3,409	(31,024)
Accumulated other comprehensive loss	(20,019)	(20,151)
Subtotal	369,817	331,019
Less: Treasury stock at cost - 2,222,383 and 2,222,383 shares, respectively	(60,057)	(60,057)
Total stockholders' equity	309,760	270,962
Total liabilities and stockholders' equity	$2,068,907	$1,968,833

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters Ended March 31, 2016 and 2015
(In thousands)
(Unaudited)

	Quarter Ended March 31,
	2016	2015
Operating Activities:
Net income	$34,433	$25,975
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible Vacation Interests sales revenue	21,559	14,096
Amortization of capitalized financing costs and original issue discounts	2,027	1,402
Amortization of capitalized loan origination costs and net portfolio discount	3,943	3,053
Depreciation and amortization	10,560	8,640
Stock-based compensation	4,149	3,295
Excess tax benefits from stock-based compensation	—	(375)
Impairments and other write-offs	—	5
Gain on disposal of assets	(318)	(34)
Deferred income taxes	8,940	10,822
Loss on foreign currency exchange	349	98
Gain on Vacation Interests notes receivable repurchase	(107)	(96)
Unrealized loss on derivative instrument	131	258
Unrealized loss on post-retirement benefit plan	—	43
Loss on investment in joint venture	123	—
Changes in operating assets and liabilities excluding acquisitions:
Cash in escrow and restricted cash	319	(718)
Vacation Interests notes receivable	(38,148)	(27,418)
Due from related parties, net	8,296	(4,729)
Other receivables, net	19,139	22,910
Prepaid expenses and other assets, net	(96,533)	(73,787)
Unsold Vacation Interests, net	748	(10,915)
Accounts payable	5,571	4,397
Due to related parties, net	58,646	74,912
Accrued liabilities	(7,668)	7,247
Income taxes receivable/payable	7,492	7
Deferred revenues	(1,632)	(14,028)
Net cash provided by operating activities	42,019	45,060

Investing activities:
Property and equipment capital expenditures	(4,732)	(4,160)
Purchase of intangible assets in connection with the HM&C Master Agreement	—	(8,993)
Cash acquired in connection with the Intrawest Acquisition	(84,613)	—
Proceeds from sale of assets	—	236
Net cash used in investing activities	$(89,345)	$(12,917)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters Ended March 31, 2016 and 2015
(Unaudited)
(In thousands)

	Quarter Ended March 31,
	2016	2015
Financing activities:
Changes in restricted cash	$17,383	$(5,770)
Proceeds from issuance of securitization notes and Funding Facilities	62,002	63,206
Payments on Senior Credit Facility	—	(18,109)
Payments on securitization notes and Funding Facilities	(91,908)	(63,446)
Payments on notes payable	(1,866)	(2,740)
Payments of debt issuance costs	(573)	(2,368)
Excess tax benefits from stock-based compensation	—	375
Common stock repurchases under the share repurchase program	—	(61,141)
Proceeds from exercise of stock options	84	1,816
Net cash used in financing activities	(14,878)	(88,177)

Net decrease in cash and cash equivalents	(62,204)	(56,034)
Effect of changes in exchange rates on cash and cash equivalents	(160)	(626)
Cash and cash equivalents, beginning of period	290,510	255,042
Cash and cash equivalents, end of period	$228,146	$198,382

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$8,060	$6,094
Cash interest paid on securitization notes and Funding Facilities	$4,911	$3,897
Cash paid for taxes, net of cash tax refunds	$437	$11

Purchase of assets in connection with the Intrawest Acquisition:
Fair value of assets acquired	$73,349	$—
Goodwill acquired	24,086	—
Cash paid	(84,613)	—
Deferred tax liability	(4,419)	—
Liabilities assumed	$8,403	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$9,055	$8,492
Unsold Vacation Interests, net reclassified to property and equipment	$5,702	$—
Assets held for sale reclassified to unsold Vacation Interests	$—	$13,159